Exhibit 4.4

HUB CYBER SECURITY LTD.

THE AMENDED AND RESTATED 2007 ISRAELI EMPLOYEE STOCK OPTION PLAN

(*In compliance with Amendment No. 132 of the Israeli Tax Ordinance, 2002)

TABLE OF CONTENTS

1.	NAME	3

2.	INTERPRETATION	3

3.	PURPOSE OF THE OPTION PLAN	5

4.	ADMINISTRATION OF THE OPTION PLAN	5

5.	DESIGNATION OF PARTICIPANTS	6

6.	DESIGNATION OF OPTIONS PURSUANT TO SECTION 102	6

7.	TRUSTEE	7

8.	ORDINARY SHARES RESERVED FOR THE OPTION PLAN	7

9.	EXERCISE PRICE	8

10.	ADJUSTMENTS	8

11.	TERM AND EXERCISE OF OPTIONS	9

12.	TERMINATION OF EMPLOYMENT OR HIRED SERVICES	10

13.	VESTING OF OPTIONS	11

14.	CONTINUATION OF EMPLOYMENT OR HIRED SERVICES	11

15.	RIGHTS AS SHAREHOLDER	11

16.	ORDINARY SHARES SUBJECT TO RIGHT OF FIRST REFUSAL	12

17.	DIVIDENDS	12

18.	ASSIGNABILITY AND SALE OF OPTIONS	12

19.	TERM OF THE OPTION PLAN	12

20.	AMENDMENTS OR TERMINATION	13

21.	GOVERNMENT REGULATIONS	13

22.	GOVERNING LAW & JURISDICTION	13

23.	TAX CONSEQUENCES	13

24.	NON-EXCLUSIVITY OF THE OPTION PLAN	13

25.	MULTIPLE AGREEMENTS	13

1. Name

This Plan, as amended from time to time, shall be known as the Hub Cyber Security Ltd. 2007 Stock Option Plan (the “Option Plan”).

2. Interpretation

The following terms as used in the Option Plan shall have the respective meanings set forth below:

2.1	“Affiliate” means any affiliate of the Company, which is an “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

2.3	“Board” means the Board of Directors of the Company.

2.4	“Capital Gain Option (CGO)” as defined in Section 6.4 below.

2.5	“Cause” means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Optionee’s direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

2.7	“Committee” means any committee of the Board to which the Board has delegated the responsibility of administering the Option Plan.

2.8	“Company” means Hub Cyber Security Ltd., an Israeli company.

2.9	“Companies Law” means the Companies Law 5759-1999, and any regulations, rules, orders of procedures promulgated thereunder as in effect from time to time.

2.10	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.11	“Date of Grant” means the later of: (i) the date of grant of an Option as specified in the Option Agreement between the Company and the Optionee; and (ii) the date on which the grant of the Option has been approved by the Board or, if applicable, the Shareholders of the Company.

2.12	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding a Controlling Shareholder.

2.13	“Exercise Price” means the price for each Ordinary Share subject to an Option.

2.14	“Expiration Date” means the date upon which an Option shall expire, as set forth in Section 11.3 of this Option Plan.

2.15	“Fair Market Value” means as of any date, the value of an Ordinary Share determined as follows:

(i) If the Ordinary Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Ordinary Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of an Ordinary Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(ii) If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Ordinary Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Ordinary Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.16	“IPO” means the initial public offering of the Company’s shares.

2.17	“ITA” means the Israeli Tax Authorities.

2.18	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.19	“Ordinary Income Option (OIO)” as defined in Section 6.5 below.

2.20	“Option” means an option to purchase Ordinary Shares out of the Option Pool granted pursuant to the terms of this Option Plan.

2.21	“102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.22	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

2.23	“Optionee” means an individual to whom an Option has been granted.

2.24	“Option Agreement” means the share option agreement by and between the Company and an Optionee that sets out the terms and conditions of an Option.

2.25	“Option Pool” means the aggregate number of Ordinary Shares issuable pursuant to the Option Plan as set forth in Section 8.1 below.

2.26	“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961 as now in effect or as hereafter amended and any regulations, rules, orders of procedures promulgated thereunder, as amended from time to time.

2.27	“Ordinary Shares” means Ordinary Shares par value of NIS 0.01 each of the Company.

2.28	“Section 102” means Section 102 of the Ordinance.

2.29	“Section 3(i)” means Section 3(i) of the Ordinance.

2.30	“Successor Company” means any entity which the Company is merged with and into or is acquired by, in which the Company is not the surviving entity.

2.31	“Transaction” means (i) a merger, acquisition, reorganization, amalgamation or consolidation of the Company with one or more other entities in which the Company is not the surviving entity; or (ii) a sale of all or substantially all of the assets of the Company.

2.32	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.33	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.34	“Vested Option” means any Option, which has already been vested according to the Vesting Dates.

2.35	“Vesting Dates” means, as determined by the Board or by the Committee, the date as of which the Optionee shall be entitled to exercise the Options or part of the Options, as set forth in section 11.2 of this Option Plan.

3. Purpose of the Option Plan

The Option Plan is intended as an incentive to retain, in the employ of the Company and its Affiliates, persons of training, experience and ability, to attract new employees, directors, consultants, service providers and any other entity whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company.

4. Administration of the Option Plan

4.1	The Board shall have the power to administer the Option Plan either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company’s Articles of Association. Notwithstanding the above, the Board shall automatically have residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason.

4.2	The Committee shall have full power and authority to recommend to the Board and the Board shall have the full power and authority to: (i) designate participants; (ii) determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to the number of Options to be granted to each Optionee, the number of Ordinary Shares to be covered by each Option, provisions concerning the time or times when, and the extent to which, the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) cancel or suspend awards, as necessary; (iv) determine the Fair Market Value of the Ordinary Shares covered by each Option; (v) make an election as to the type of the Approved 102 Option; (vi) designate the type of Options; (vii) alter any restrictions and conditions of any Options or Ordinary Shares subject to any Options; (viii) determine the Exercise Price of the Option; (ix) prescribe, amend and rescind rules and regulations relating to the Option Plan; (x) accelerate the right of an Optionee to exercise, in whole or in part, any previously granted Option; (xi) interpret the provisions and supervise the administration of the Option Plan; and (xii) determine any other matter which is necessary or desirable for, or incidental to administration of the Option Plan. The Board and the Committee shall exercise all of their power and authority under all of the provisions of this Option Plan in good faith.

4.3	Resreved

4.4	Subject to the Company’s Articles of Association, all decisions and selections made by the Board or the Committee pursuant to the provisions of the Option Plan shall be made by a majority of its members pursuant to any restrictions or requirements set in the Companies Law and any other applicable law. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association.

4.5	The interpretation and construction by the Committee of any provision of the Option Plan or of any Option Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

4.6	Subject to the Company’s Articles of Association and the Company’s decision and to the extent permitted by applicable law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including legal fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Option Plan unless arising out of such member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

5. Designation of Participants

5.1	The persons eligible for participation in the Option Plan as Optionees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Options; (ii) Non-Employees may only be granted 3(i) Options; and (iii) Controlling Shareholders may only be granted 3(i) Options.

5.2	The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to the Option Plan or any other option or share plan of the Company or any of its Affiliates.

5.3	Anything in the Option Plan to the contrary notwithstanding, all grants of Options to Office Holders, as such term is defined in the Companies Law, shall be authorized and implemented only in accordance with the provisions of the Company’s Articles of Association and the Companies Law or any successor act or regulation, as in effect from time to time.

6. Designation of Options Pursuant to Section 102

6.1	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

6.2	The grant of Approved 102 Options shall be made under this Option Plan adopted by the Board as described in Section 19 below, and shall be conditioned upon the approval of this Option Plan by the ITA.

6.3	Approved 102 Option may either be classified as Capital Gain Option (“CGO”) or Ordinary Income Option (“OIO”).

6.4	Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

6.5	Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

6.6	The Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Option. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under this Option Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

6.7	All Approved 102 Options must be held in trust by a Trustee, as described in Section 7 below.

6.8	For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

6.9	With regards to Approved 102 Options, the provisions of the Option Plan and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Option Plan and of the Option Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Option Plan or the Option Agreement, shall be considered binding upon the Company and the Optionees.

7. Trustee

7.1	Approved 102 Options granted under the Option Plan and any Ordinary Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights under the Option Plan, including without limitation bonus shares, shall be issued to the Trustee and held for the benefit of the Optionees for a period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

7.2	Anything to the contrary notwithstanding, the Trustee shall not release any Approved 102 Options or Ordinary Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment by the Optionee of its tax liabilities arising from grant of Approved 102 Options or issuance of any Ordinary Shares allocated or issued upon exercise of such Options.

7.3	With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not be entitled to sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance.

7.4	Upon receipt of Approved 102 Option, the Optionee shall sign an undertaking to exempt the Trustee from any liability in respect of any action or decision taken and executed in good faith in relation with the Option Plan, or any Approved 102 Option or Ordinary Share granted to him thereunder.

8. Ordinary Shares Reserved for the Option Plan; Restriction thereon

8.1	Subject to adjustments as set forth in Section 10 below, the Board shall reserve at all times sufficient number of Ordinary Shares required to meet the Company's needs for allocation of Options under this Plan (the "Pool"). Should any Option expire or be canceled for any reason prior to its exercise or relinquishment in full, the Ordinary Shares subject to such Option may again be subjected to an Option under the Option Plan or under the Company’s other share option plans.

8.2	Each Option granted pursuant to the Option Plan, shall be evidenced by a written Option Agreement between the Company and the Optionee, in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Ordinary Shares to which the Option relates, the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Exercise Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this Option Plan.

9. Exercise Price

9.1	The Exercise Price of each Ordinary Share subject to an Option shall be determined by the Board in its sole and absolute discretion in accordance with applicable law. Unless otherwise determined in the Optionee’s Option Agreement the Exercise Price shall be 1.5 NIS. The Board in its sole discretion may set a different Exercise Price considering Optionee's seniority, position at the Company and/or any other relevant parameters. In any event, the Exercise Price shall not be lower than 1.37 NIS.

9.2	The Exercise Price shall be payable upon the exercise of the Option in a form satisfactory to the Board, by cash ,check, cash less or Net Exercise (as defined below). The Committee and/or the Board shall have the authority to postpone the date of payment on such terms as it may determine.

9.3	The Exercise Price shall be denominated in the currency of the primary economic environment of, either the Company or the Optionee (that is the functional currency of the Company or the currency in which the Optionee is paid) as determined by the Company.

9.4	Net Exercise. The Board may determine that instead of issuing one Ordinary Share as a result of the exercise of each one Option, all Options shall be exercised using the following method (the “Net Exercise”):

9.4.1.	The Company shall issue to the Optionee (or to the Trustee, as applicable) a number of Ordinary Shares having an aggregate Market Value (as defined below) equal to the Benefit Amount (as defined below) (the “Net Exercise Shares”);

For the purposes of this Section:

(i)	The “Benefit Amount” shall mean the difference between:

(A) the product of (i) the Market Value and (ii) the number of Ordinary Shares subject to the Options for which an Exercise Notice has been delivered to the Company; and

(B) the product of (i) the Exercise Price and (ii) the number of Ordinary Shares subject to the Options for which an Exercise Notice has been delivered to the Company.

(ii)	“Market Value” shall mean the closing price for an Ordinary Share on the last trading day prior to the date of exercise, as reported or quoted on the Tel Aviv Stock Exchange or on any other stock market on which the Ordinary Shares are traded, as shall be determined by the Committee.

9.4.2.	The Optionee shall not be required to pay to the Company any sum with respect to the exercise of such Options, other than a sum equal to the aggregate nominal value of the Net Exercise Shares (the “Nominal Value Sum”). However, the Company shall have the full authority in its discretion to determine at any time that the Nominal Value Sum shall not be paid and that the Company shall capitalize applicable profits or take any other action to ensure that it meets any requirement of applicable law regarding issuance of Ordinary Shares for consideration that is lower than the nominal value of such Shares.

9.4.3.	No fractional shares will be issued to the Optionee and the number of shares granted to the Optionee under this Option Plan shall be rounded off (upward or downward) to the nearest whole number.

10. Adjustments

Upon the occurrence of any of the following described events, the Optionee’s rights to purchase Ordinary Shares under the Option Plan shall be adjusted as hereafter provided:

10.1	In the event of Transaction while unexercised Options are outstanding under the Option Plan, all of the Ordinary Shares subject to the unexercised portions of such outstanding Options shall be replaced or substituted by an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in respect of the Transaction, and appropriate adjustments shall be made in the Exercise Price per share to reflect such action and all other terms and conditions of the Option Agreements shall remain unchanged, including but not limited to the Vesting Dates, all as will be determined by the Board, the determination of which shall be final and conclusive.

10.2	However, subject to any applicable law, in the event that the Successor Company does not agree to assume or substitute the award as aforesaid, the Board or the Committee shall have full power and authority to determine that in certain Option Agreements the Vesting Dates shall be accelerated so that any unexercisable or unvested portion of the outstanding Options or any portion thereof shall be immediately exercisable and vested in full as of the date that is ten (10) days prior to the date of the Transaction.

10.3	For the purposes of section 10.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Ordinary Share underlying an Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that the Committee may determine, in its discretion: (i) that the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Ordinary Share consideration received by holders of a majority of the outstanding shares in the Transaction; or (ii) that in lieu of the replacement or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

10.4	If the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the Option Plan, then the Company shall immediately notify all unexercised Option holders of such liquidation, and the Option holders shall then have ten (10) days to exercise any unexercised Vested Option held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-days period, all remaining outstanding Options will terminate immediately.

10.5	If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Ordinary Shares subject to this Option Plan or subject to any Options therefore granted, and the Exercise Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Ordinary Shares without changing the aggregate Exercise Price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights on outstanding stock. Upon happening of any of the foregoing, the class and Option Pool pursuant to the Option Plan (as set forth in section 8 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board, the determination of which shall be final and conclusive.

10.6	Anything herein to the contrary notwithstanding, if prior to the completion of an IPO all or substantially all of the shares of the Company are to be sold, or upon a Transaction, the shares of the Company, or any class thereof, are to be exchanged for securities of another company, then each Optionee shall be obliged to sell or exchange, as the case may be, the Ordinary Shares such Optionee purchased under the Option Plan, in accordance with the instructions that shall be determined by the Board, the determination of which shall be final and conclusive.

10.7	As promptly as practicable following the Company’s IPO, if in the United States, the Company shall use reasonable commercial efforts to register the Ordinary Shares on a Form S-8 or similar registration statement, to the extent required to allow the sale of such Ordinary Shares under applicable securities laws.

10.8	The Optionee acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Optionee’s rights to sell the Ordinary Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

11. Term and Exercise of Options

11.1	Options shall be exercised by the Optionee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and the Trustee and when applicable, conforming to Section 102 (the "Exercise Notice"), which exercise shall be effective upon receipt of such Exercise Notice by the Company and/or the Representative at its principal office and the full payment by the Optionee of the Exercise Price and the Optionee’s tax liabilities arising from the number of Options being exercised. The Exercise Notice shall specify the number of Ordinary Shares with respect to which the Option is being exercised.

11.2	The Options granted under this Option Plan shall vest in accordance with the Vesting Dates set forth in the respective Option Agreements pursuant to which the Options are granted.

11.3	Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 12.3 below.

11.4	The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that subject to the provisions of Section 12 below, the Optionee is employed by or providing services to the Company or any of its Affiliates at all times during the period commencing upon the Date of Grant and ending upon the date of exercise.

11.5	Any form of Option Agreement authorized by the Option Plan may contain such other provisions as the Board may, from time to time, deem advisable. Without limiting the foregoing, the Board may from time to time cancel all or any portion of any Option then subject to exercise, and the Company’s obligation in respect of such Option may be discharged by (i) payment to the Optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the Ordinary Shares at the date of such cancellation, subject to the portion of the Option so canceled, over the aggregate Exercise Price of such Ordinary Shares, (ii) the issuance or transfer to the Optionee of Ordinary Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and Ordinary Shares with a combined value equal to any such excess, all as determined by the Board in its sole discretion.

12. Termination of Employment or Hired Services

12.1	Subject to the provisions of section 12.3 below, in the event of termination of Optionee’s employment or services, with the Company or any of its Affiliates, all Options granted to such Optionee will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Optionee’s Option shall not vest and shall not become exercisable.

12.2	An Optionee whose employment or service was terminated for Cause shall, at the discretion of the Company, lose any right that such Optionee may have had with respect to the Options that were granted to such Optionee (including vested Options which at the date of termination were not yet exercised), and such Options will immediately expire.

12.3	Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Optionee’s Option Agreement, an Option may be exercised after the date of termination of Optionee's employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, if:

(i) termination is without Cause, in which event an Option already vested at the time of such termination according to the Vesting Dates may be exercised by the Optionee within ninety (90) days after the date of termination of the Optionee's employment or service with the Company or any Affiliate of the Company, or within one (1) year following an IPO, whichever is later (the “Exercise Period”);

(ii) termination is the result of death or disability of the Optionee, in which event any Vested Option still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or -

(iii) prior to the date of such termination, the Board or the Committee shall authorize an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

An Optionee who does not exercise the vested Options within the Exercise Period shall lose any right that such Optionee may have had to the Options, and such Options shall immediately expire.

12.4	With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, and wishes to continue and hold the Options granted to him, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

13. Vesting of Options

13.1	Subject to the provisions of the Option Plan, each Option shall vest following the Vesting Dates and for the number of Ordinary Shares as shall be provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date.

13.2	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee and/or the Board may deem appropriate. The vesting provisions of individual Options may vary.

14. Continuation of Employment or Hired Services

Neither the Option Plan nor the Option Agreement with the Optionee shall impose any obligation on the Company or any Affiliate thereof to have any such Optionee continue in the Company’s employ or service, and nothing in the Option Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or such Affiliate thereof to terminate such employment or service at any time.

15. Rights as Shareholder

15.1	Subject to the provisions of Section 16 below, the Optionee shall not have any of the rights or privileges of shareholders of the Company in respect of any Ordinary Shares purchasable upon the exercise of any part of an Option unless and until the exercise of such Option in accordance of the provisions of this Option Plan and the registration of the Optionee as a holder of such Ordinary Shares in the Company’s register of shareholders, but in case of Options and Ordinary Shares held by the Trustee, subject to the provisions of Section 7 of the Option Plan.

16. Ordinary Shares Subject to Right of First Refusal

16.1	Notwithstanding anything to the contrary in the Articles of Association of the Company, the Optionee shall waive any right of first refusal to purchase shares of the Company offered by other shareholders of the Company and any preemptive rights the Optionee may have to purchase shares issued by the Company, to the extent such rights are granted under the Articles of Association of the Company as in effect from time to time.

16.2	Unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, an Optionee shall not have the right to sell Ordinary Shares issued upon the exercise of an Option within six (6) months and one day of the date of exercise of such Option or issuance of such Ordinary Shares. Unless otherwise determined by the Committee and/or the Board, until such time as the Company shall complete an IPO, the sale of Ordinary Shares issuable upon the exercise of an Option shall be subject to the provisions the Company’s Articles of Association (and all amendments thereto).

17. Dividends

With respect to all Ordinary Shares (in contrary to unexercised Options) issued upon the exercise of Options and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Ordinary Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

18. Assignability and Sale of Options

18.1	No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Ordinary Shares hereunder shall be exercisable only by the Optionee.

18.2	As long as the Options and/or the Ordinary Shares are held by the Trustee in favor of the Optionee, then all rights the latter possesses over the Ordinary Shares shall be personal, and shall not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

19. Term of the Option Plan

The Option Plan shall be effective as of the date it was approved by the Board and shall terminate on the sixth anniversary from such day of approval.

20. Amendments or Termination

The Board may, at any time and from time to time, and when applicable subject to the written consent of the Trustee, amend, alter or discontinue the Option Plan, except that no amendment or alteration shall be made which would impair the rights of the Optionee therefore granted, without his or her consent. Termination of the Option Plan shall not affect the Board’s or the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Option Plan prior to the date of such termination.

21. Government Regulations

The Option Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver the Ordinary Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee, including the registration of the Ordinary Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Unless specifically set forth in this Option plan nothing herein shall be deemed to require the Company to register the Ordinary Shares under the securities laws of any jurisdiction.

22. Governing Law; Jurisdiction

This Option Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Option Plan.

23. Tax Consequences

23.1	Any tax consequences arising from the grant or exercise of any Option, from the payment for Ordinary Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes as required in accordance with applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates/or and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

23.2	The Company and the Trustee shall not be required to release any share certificate to an Optionee until all required payments have been fully made.

24. Non-Exclusivity of the Option Plan

The adoption of the Option Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock Options otherwise than under the Option Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this section.

25. Multiple Agreements

The terms of each Option may differ from other Options granted under the Option Plan at the same time, or at any other time. The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify him from participating in, any other grant of Options pursuant to this Option Plan or any other option or stock plan of the Company or any of its Affiliates, in addition to, or in substitution for, one or more Options previously granted to that Optionee.